GENERAL SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This General Separation and Release of Claims Agreement (this “Release”) is entered into by Joshua Ballard (“Participant”) and USA Rare Earth, Inc. (the “Company”) and is the Release, as referenced (and defined) in the USA Rare Earth, Inc. Severance and Change of Control Protection Plan (the “Plan”). Capitalized terms not defined herein have the meanings given to them in the Plan.

WHEREAS, pursuant to that certain Employment Agreement entered into between Participant and the Company as of December 16, 2024 (the “Employment Agreement”), Participant was engaged as the Chief Executive Officer of the Company;

WHEREAS, Participant’s employment as Chief Executive Officer of the Company ended as of October 1, 2025 (the “Transition Date”);

WHEREAS, notwithstanding the foregoing, Participant remains employed as an executive of the Company from the Transition Date through October 31, 2025 (the “Garden Leave Period,” with October 31, 2025 being the “Termination Date”) and will provide transition services to the Company during the Garden Leave Period in accordance with this Release; and

WHEREAS, in accordance with Section 7 of the Plan and Section 4(b)(iii) of the Employment Agreement, in connection with Participant’s separation from the Company, Participant shall be entitled to the severance benefits set forth in the Plan in lieu of being entitled to the severance benefits set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Participant hereby agree as follows:

1.Participant’s Separation. As of the Transition Date, Participant was no longer employed as Chief Executive Officer of the Company. In addition, Participant acknowledges and agrees that, as of the Transition Date, Participant shall be deemed to have resigned from each position Participant held as a manager, director or officer of the Company or of any of its subsidiaries or affiliates, including from Participant’s position as a member of the Board of Directors of the Company (the “Board”), in all cases, without any further action required. During the Garden Leave Period, Participant shall provide transition services to the Company at the reasonable direction of the Board and shall make himself fully available to provide such services during normal business hours and at the request of the Board or its designee. Participant’s employment with the Company will automatically end as of the Termination Date with no further action required on the part of Participant or the Company. After the Termination Date, Participant is not, nor will Participant represent that Participant is, an employee, contractor, officer, attorney, agent, or representative of the Company in any capacity or for any purpose. Regardless of whether Participant executes this Release, the Company acknowledges Participant’s continued rights (to the extent not already paid or provided) to (a) any unpaid base salary earned through the Termination Date, payable on the next normally scheduled payroll date (or earlier if required by applicable law); (b) reimbursement for any unreimbursed expenses incurred through the Termination Date, payable in accordance with Section 3(f) of the Employment Agreement; (c) any accrued but unused paid time off determined as of the Termination Date; and (d) all other vested benefits to which Participant is entitled under the terms of any applicable compensation or employee benefit plan or program, payable in accordance with the terms of such plan or program as then in effect (collectively, the “Accrued Benefits”).

2.Severance Payments & Benefits; Garden Leave Payments & Benefits.

(a)Provided that Participant (i) executes this Release on or after the Termination Date and returns a copy of this signed Release to the Company so that it is received by the Company at 100 W Airport Road, Stillwater, Oklahoma 74075, Attn: Chief Legal Officer, no later than the Release Expiration Date, (ii) does not revoke Participant’s acceptance of this Release pursuant to Section 7 below, and (iii) satisfies any applicable Restrictive Covenant Conditions in all material respects (clauses, (i) through (iii), the “Severance Conditions”), then the Company shall provide Participant with the payments and benefits as set forth in the Plan and such additional payments and benefits as agreed between the Company and Participant in connection with the preparation of this Release, all of which are described on Attachment A to this Release.

(b)Subject to Participant’s satisfaction of the Severance Conditions, in consideration for Participant’s services to the Company during the Garden Leave Period, Participant shall receive a one-time lump sum cash payment equal to $37,500 (i.e., 1/12 of Participant’s annual base salary as of the Transition Date), less all applicable tax withholdings and deductions, on the next payroll period immediately following the Termination Date.

(c)From the Termination Date through January 1, 2026 (the “Consulting Period”), Participant will provide services to the Company as a consultant on a part-time basis, with due regard to Participant’s personal and professional commitments following the Termination Date, which services will include advice and guidance related to the position Participant held with the Company prior to the Termination Date. During the Consulting Period, Participant will be compensated at a rate of $225 per hour (for any time actually spent performing duties) following Participant’s submission of detailed invoices to the Company. For the sake of clarity, the Company reserves the right to terminate the Consulting Period at any time.

(d)Participant acknowledges and agrees that Participant is not eligible for or due any payments, equity, benefits, or notice other than as provided in this Release.

3.Release of Claims.

(a)As consideration for (and as a condition of) the payment to Participant of the consideration referenced in Section 2 (and any portion thereof), Participant, on behalf of Participant and Participant’s successors and anyone purporting to claim through or on behalf of Participant, hereby forever, fully and finally releases, acquits, and discharges the Company, each other member of the Company Group, and each of their respective parents, subsidiaries, and other affiliates and each of the foregoing entities’ respective past, present and future affiliates and subsidiaries and each of the foregoing entities’ respective predecessors, successors, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and the fiduciaries of such plans), in their personal and representative capacities (collectively, the “Released Parties” and each a “Released Party”), from liability for - and does hereby covenant and agree never to institute or cause to be instituted any lawsuit, arbitration or similar proceeding against any of the Released Parties based upon - claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Participant has ever had, has claimed to have, now has, or could have against any Released Party by reason of any act, event, occurrence, or thing existing or occurring on or before the date that Participant signs this Release (the “Signing Date”), including any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities relating to Participant’s ownership of any interest in any Released Party, Participant’s employment with or engagement by any Released Party, Participant’s awards under any compensation or bonus plan or arrangement sponsored or maintained by any Released Party, or any other acts or omissions related to any matter existing or occurring on or prior to the Signing Date, including: (i) any alleged violation of any federal, state or local labor or employment law, including those relating to anti-discrimination and anti-retaliation, or any other local, state or federal law, regulation or ordinance, including, for the avoidance of doubt, Title VII of the Civil Rights Act of 1967, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits), the Fair Labor Standards Act of 1938 (with respect to rights and claims that may be legally waived and released by private agreement), the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act of 1970, the Oklahoma Anti-Discrimination Act, the Oklahoma Minimum Wage Act, retaliation claims under the Oklahoma Administrative Workers’ Compensation Act, retaliation claims under the Oklahoma Workers’ Compensation Act, and the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, all including any amendments and their respective implementing regulations; and any federal, state or local wage and hour law; (ii) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Released Claims (as defined below); (iv) any claim, whether direct or derivative, arising from, or relating to, Participant’s status as a holder of any shares or interests in any Released Party; (v) any and all rights, benefits or claims Participant may have under (A) the Employment Agreement, the Plan, any incentive plan, bonus agreement, or award agreement, or otherwise with respect to any amount owed on or before the Signing Date or (B) any other agreement, plan or arrangement with, or sponsored or maintained by, any Released Party; and (vii) any claim for compensation or benefits of any kind through the Signing Date (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)The parties intend for this Release to be interpreted and construed as broadly as it appears on its face and to the broadest and fullest extent permitted under applicable laws.

(c)This Release requires Participant to abandon all claims or proceedings Participant has against the Released Parties, including those on appeal, if any. If Participant has previously filed a claim against any of the Released Parties in a court of law or initiated a claim or proceeding against or about any of the Released Parties, Participant hereby agrees and covenants to take all steps necessary to cause such claims or proceedings to be dismissed with prejudice within three (3) business days of executing this Release.

(d)Notwithstanding anything to the contrary herein, the foregoing release does not release or impair (i) any rights to vested benefits under an employee benefit plan of any Released Party that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claims first arising after the Signing Date; (iii) Participant’s ability to file a claim for unemployment insurance or workers’ compensation benefits; (iv) Participant’s interest in the Founders Shares identified on Attachment A (and any rights thereunder); or (v) the Accrued Benefits (in each case to the extent not already paid or provided).

(e)KNOWN AND UNKNOWN CLAIMS. PARTICIPANT UNDERSTANDS THAT THIS RELEASE WAIVES AND RELEASES ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE THAT PARTICIPANT SIGNS THIS RELEASE, EVEN IF PARTICIPANT DOES NOT HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS AT THE TIME PARTICIPANT SIGNS THIS RELEASE. Participant acknowledges that Participant may later discover claims or facts in addition to or different from those which Participant now knows or believes to exist with regards to the subject matter of this Release, and which if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, Participant waives any and all claims that might arise as a result of such different or additional claims or facts.

(f)Protected Rights and Disclosures. Further, nothing in this Release prevents Participant from filing any non-legally waivable claim, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Participant understands and agrees that, to the extent permitted by law, Participant is waiving any and all rights to recover any monetary or personal relief or recovery from the Released Parties as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives (and the Released Claims shall not include) Participant’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Participant and any Released Party shall prohibit or restrict Participant from (A) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (B) responding to any inquiry or legal process directed to Participant from any Governmental Agency; (C) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (D) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Release requires Participant to obtain prior authorization before engaging in any conduct described in the previous sentence or to notify any Released Party that Participant engaged in any such conduct.

4.Acceptance of this Release; Consideration Period for Waiver of ADEA Rights. Participant understands that Participant may take twenty-one (21) calendar days from the Termination Date (such deadline, the “Release Expiration Date”) to consider whether to sign and accept this Release, subject to the additional terms and conditions described below. For Participant’s acceptance to be effective, Participant shall return Participant’s signed Release to the Company so that it is received by the Company at 100 W Airport Road, Stillwater, Oklahoma 74075, Attn: Chief Legal Officer. By signing this Release, Participant acknowledges and agrees that Participant has been advised of and understands the following: (a) Participant has carefully read and fully understands all terms and conditions of this Release; (b) Participant is receiving valid consideration for this Release that is in addition to anything of value to which Participant is already entitled; (c) this Release does not waive rights or claims that may arise after it is executed; (d) by signing this Release, Participant is waiving and releasing rights and claims under the ADEA (as amended by the OWBPA); (e) Participant has been given the opportunity to consult with an attorney of Participant’s choice before signing this Release; (f) Participant will be provided twenty-one (21) calendar days following the Termination Date to consider this Release before accepting it (the “Consideration Period”), or Participant has freely and knowingly waived the right to consider this Release for the full Consideration Period by executing the Release before the expiration of the Consideration Period. Changes to this Release, whether material or immaterial, do not restart the Consideration Period.

5.No Admission of Wrongdoing. Participant acknowledges that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

6.Continuing Obligations. Participant acknowledges that Participant’s continued compliance with any confidentiality, non-solicitation, non-competition, non-disparagement, non-hire or similar covenants to which Participant is subject pursuant to any written agreement with any entity in the Company Group (if any), including the perpetual confidentiality obligations set forth in Section 5(a) of the Employment Agreement (collectively, “Continuing Obligations”), survive the termination of Participant’s employment in accordance with their terms and are reasonable and necessary to protect the legitimate business interests of the Company. Participant agrees Participant remains bound by such Continuing Obligations. Participant further represents and warrants that Participant has not divulged any confidential information of the Company without the Company’s consent. Subject to Participant’s protected rights set forth in Section 3(f) above, Participant further agrees not to defame or disparage the Company Group or their current or former officers, directors, employees, shareholders, members, agents or products. For the avoidance of doubt, the foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.Effective Date and Revocation of this Release. Participant shall have an additional seven (7) calendar days after signing and agreeing to this Release to revoke it (the “Revocation Period”). Participant may revoke Participant’s acceptance of this Release by delivering a written statement during the Revocation Period to the Company’s Chief Legal Officer and Head of Human Resources, which clearly and unequivocally states that Participant is revoking Participant’s acceptance of this Release and does not want to be bound by it. This Release shall not become effective until 12:01 AM Central Standard Time on the eighth (8th) calendar day after the date on which Participant executes (and does not revoke) this Release (the “Effective Date”). If a notice of revocation is not received prior to the expiration of the Revocation Period, this Release will take effect and will become irrevocable and binding.

8.Return of Company Property. Participant will return all property belonging to the Company, including but not limited to: computers, computer equipment, and/or software; telephones or personal data assistants; other equipment; keys and/or access cards or devices; credit cards; books or other publications; board materials; current or prospective client, and/or customer lists or information; all Company-related emails, files, or folders on Participant’s personal computers or communication devices; and other business records such as memoranda, letters, email communications, lists of fees, personnel data, employee lists, salary and benefits information (other than relating to Participant), lists of suppliers and vendors, financial data, training materials, marketing plans, notes, records, reports, manuals, handbooks, forms, formulas, contracts, catalogs, instructions, and all other documentation (whether in draft or final and electronic or hard copy form) relating to the Company’s business, and any and all other documents containing proprietary information furnished to Participant by any representative of the Company or otherwise acquired or developed by Participant in connection with his employment with the Company, regardless of the manner in which Participant acquired possession of the documents or property (collectively, “Company Materials”). The Company Materials shall at all times be the property of the Company. By 5:01 PM Central Standard Time on the Termination Date, Participant shall return to the Company and shall confirm to the Company that Participant has returned any and all Company Materials and any and all copies thereof which are in Participant’s possession, custody, or control, including Company Materials retained by Participant in Participant’s office, automobile, personal electronic devices, or at Participant’s home, provided, however, that Participant acknowledges and agrees that the Board may require Participant to return any and all Company Materials (and all copies thereof) prior to the Termination Date, and Participant agrees to return any and all such Company Materials (and copies thereof) promptly upon the request of the Board and in no event later than two (2) days thereafter.

9.Cooperation. During the one (1) year period following the Termination Date, Participant agrees to cooperate fully and in good faith with the Company and/or the Released Parties and their respective legal counsel in any matters that have or may result in a legal claim against the Company and/or in any investigation or other government action. This requires Participant, without limitation, to (a) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for Participant’s pre-approved out-of-pocket costs, and

(b) notify the Company within three (3) business days of any requests to Participant for information related to any pending or potential legal claim, investigation, or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information. Participant’s duty of cooperation will include, but not be limited to (i) meeting with the Company’s legal counsel by telephone or in person at mutually convenient times and places in order to state truthfully Participant’s knowledge of matters at issue and recollection of events; (ii) appearing at the Company’s and/or its legal counsel’s request (and, to the extent possible, at a time convenient to Participant that does not conflict with the needs or requirements of Participant’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Participant’s knowledge of matters at issue; and (iii) signing at the Company’s and/or its legal counsel’s request any declarations or affidavits that truthfully state matters of which Participant has knowledge. Furthermore, Participant and the Company will work cooperatively as needed on internal and external communications and notifications in support of a smooth transition, including without limitation communications with staff and on external and social media platforms, and other communications to business partners, Board members, officers, employees and other stakeholders regarding the transition.

10.Participant Acknowledgments; Advice to Consult with Legal Counsel. This is an important legal document. Participant is advised to consult with legal counsel of Participant’s choosing before signing this Release. The Company shall pay directly or reimburse Participant for the reasonable attorney’s fees incurred by Participant in such consultation, up to $5,000, upon the Company’s receipt of such appropriate documentation thereof as the Company may require.

(a)Participant acknowledges that Participant’s entry into this Release (and non-revocation thereof) is a condition to Participant’s receipt of the consideration set forth in Section 2, and that, in the absence of timely executing, returning, and not revoking this Release and complying with its terms, Participant would not be entitled to receive such consideration (or any portion thereof).

(b)In entering into this Release, Participant fully understands the binding effect of this Release; the only promises made to Participant to sign this Release are those stated in this Release and the Plan; Participant is signing this Release knowingly, voluntarily and of Participant’s own free will; Participant relies on Participant’s own judgment in entering into this Release and Participant has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Release or the Plan; and Participant understands and agrees to each of the terms of this Release.

(c)This Release and the releases and covenants contained herein shall be binding upon Participant, Participant’s heirs, executors, administrators, beneficiaries, trustees, successors, assigns, agents, and anyone purporting to claim through or on behalf of Participant. This Release and the releases and covenants contained herein shall inure to the benefit of all Released Parties.

11.Governing Law and Forum Selection. The parties agree that this Release shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to its conflict or choice of laws principles. The parties further agree that the exclusive forum for resolution of any dispute arising out of or in connection with this Release, Participant’s employment with the Company, and/or the separation of Participant’s employment from the Company will be in a state or federal court of appropriate jurisdiction in Oklahoma.

12.Compliance with Federal Securities Laws. Participant agrees to comply with all applicable federal securities laws, including any restrictions imposed by any broker or financial institution, including during the period that Participant is considered an “affiliate” as defined in Rule 144 under the Securities Act of 1933, as amended. This compliance period shall extend for ninety (90) days following the end of the Consulting Period.

13.Counterparts. This Release may be executed in one or more counterparts (including portable document format (.pdf) counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Release. Notwithstanding anything to the contrary in Sections 2(a) or 4, execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

14.Severability. To the extent permitted by applicable law, the Company and Participant hereby agree that any term or provision of this Release that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

15.Headings; References; Interpretations. Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Release nor any uncertainty or ambiguity herein shall be construed against any party, whether under any rule of construction or otherwise. This Release has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

16.Entire Agreement. This Release is the complete understanding between Participant and the Company. It replaces any other agreements, representations or promises, written or oral.

[Signature page follows; remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Release with the intent to be legally bound.

Accepted by:
USA RARE EARTH, INC.
Signature:	/s/ Mike Blitzer
Name:	Mike Blitzer
Title:	Chairman of the Board

PARTICIPANT
Signature:	/s/ Joshua Ballard
Name:	Joshua Ballard

[Signature Page to General Separation and Release of Claims Agreement]

Attachment A

Severance Benefits

Participant is entitled to the following severance benefits, consistent with a termination without Cause at any time for purposes of the Plan and including such additional payments and benefits as agreed between the Company and Participant:

Benefit	Details
Cash Severance
$450,000, which represents 1x Base Salary, payable in a lump sum within 60 days following the Termination Date, provided, however, that if such 60-day period straddles two calendar years, such severance will be paid as soon as practicable in the second of the two calendar years

COBRA Coverage
12 months of COBRA Coverage (i.e., payment of the Company’s portion of the premium for such coverage for Participant (and, if applicable, Participant’s dependents)), paid by the Company on a monthly basis for the 12-month COBRA Period *

Equity Acceleration
90,992 time-vesting restricted stock units (“RSUs”) (i.e., the “Founders Shares”) will automatically accelerate and vest upon the conclusion of the Consulting Period and be settled in accordance with the terms of the award agreement pursuant to which such RSUs were granted; provided, however, that if such settlement period straddles two calendar years, such RSUs will be settled as soon as practicable in the second of the two calendar years

* Participant shall only be eligible to receive such COBRA Coverage until the earliest of: (a) the last day of the applicable COBRA Period; (b) the date Participant is no longer eligible to receive COBRA continuation coverage; and (c) the date on which Participant begins employment with another company or business entity which provides comparable health insurance coverage to Participant. Each monthly payment of the COBRA Coverage shall be paid directly to the health plan providers on behalf of Participant; provided, however, if the Company determines that the COBRA Coverage cannot be provided in the manner described herein (and in the Plan) without penalty, tax or other adverse impact on the Company, then the Company shall pay directly to Participant a taxable lump-sum cash amount equal to the then-unpaid amount of COBRA Coverage on the first payroll date on or next following the date such determination is made.

For the avoidance of doubt, the severance benefits set forth on this Attachment A are subject to all terms and conditions of the Release corresponding to this Attachment A and the Plan.